 Exhibit 23.17

CONSENT OF JOHN ROZELLE

The undersigned, John Rozelle., hereby states as follows:

I, John Rozelle assisted with the preparation of the “Mt. Todd Gold Project Updated Preliminary Economic Assessment Report, Northern Territory, Australia” dated June 11, 2009, the “Mt. Todd Gold Project Feasibility Study, Northern Territory, Australia” dated October 1, 2010, the “10.65 MTPY Preliminary Feasibility Study, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011, the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 6, 2011, and the “Preliminary Assessment, Awak Mas Gold Project, Sulawesi, Indonesia” dated January 16, 2008 (collectively, the “Technical Reports”) for Vista Gold Corp. (the “Company”), portions of which are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”).

I  hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and in the related Prospectus of the Company of the summary information concerning the Technical Reports, including the reference to my name included with such information, as set forth above in the Form 10-K.

/s/ John Rozelle
John Rozelle

Date: September 28, 2012